UNITED STATES
                SECURITIES AND EXCHANGE COMMISSION
                      Washington, D.C. 20549

                           SCHEDULE 14C

         Information Statement Pursuant to Section 14(c) of the Securities Exchange Act of 1934

Check the appropriate box:

[ X ]   Preliminary Information Statement
[   ]   Confidential, for Use of the Commission Only (as permitted by Rule
        14c-5(d)(2))
[   ]   Definitive Information Statement

                        LASER CORPORATION
         (Name of Registrant As Specified In Its Charter)

Payment of Filing Fee (Check the appropriate box):

[ X ]   No fee required.
[   ]   Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.

        (1)  Title of each class of securities to which transaction applies:

        (2)  Aggregate number of securities to which transaction applies:

        (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

        (4)  Proposed maximum aggregate value of transaction:

        (5)  Total fee paid:

[   ]   Fee paid previously with preliminary materials.
[   ]   Check box if any part of the fee is offset as provided by Exchange Act
        Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

        (1)  Amount Previously Paid:
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


                        LASER CORPORATION

                      Salt Lake City, Utah

           NOTICE OF A SPECIAL MEETING OF SHAREHOLDERS
                 TO BE HELD _______________, 2003

TO THE SHAREHOLDERS OF LASER CORPORATION:

     A special meeting of the shareholders (the "Special Meeting") of LASER CORPORATION (the "Company"), will be held at the offices of ________________________________ Salt Lake City, Utah, on _________________,
2003, at 10:00 a.m., Mountain Time, to consider and vote on the following:

     (1) To adopt and approve an amendment to the Articles of Incorporation of the Company that (i) changes the name of the Company to "Broadcast International, Inc.," and (ii) effects a 10:1 reverse split of the common stock of the Company (the "Reverse Split"); and

     (2) To transact such other business as may properly come before the Special Meeting, and at any adjournment or postponement thereof.


     The Reverse Split included in the proposal to amend the Articles of Incorporation of the Company will accommodate the issuance of 13,959,650 additional shares (post-Reverse Split) of common stock to the former shareholders of BI Acquisitions, Inc. ("BI") and others to satisfy the Company's obligations under a Stock Exchange Agreement dated October 1, 2003 among the Company, BI and the shareholders of BI.

ONLY SHAREHOLDERS OF RECORD AT THE CLOSE OF BUSINESS ON DECEMBER 15, 2003 (THE "RECORD DATE"), ARE ENTITLED TO NOTICE OF AND TO VOTE AT THE SPECIAL MEETING.

                                       BY ORDER OF THE BOARD OF
                                       DIRECTORS


Salt Lake City, Utah                   By________________________________

DATED: ___________, 2003                 Rodney M. Tiede, President

                        LASER CORPORATION
                    7050 Union Park Ave.  #600
                   Salt Lake City, Utah  84047

                      INFORMATION STATEMENT

     This Information Statement is furnished to shareholders of LASER CORPORATION, a Utah corporation (the "Company"), in connection with its special meeting of shareholders (the "Special Meeting") to be held on ___________________, 2003, at the offices of the Company at 7100 S. Hitech Drive, Salt Lake City, Utah, 84047 at 10:00 a.m., Mountain Time. This Information Statement and the notice of Special Meeting are first being mailed to shareholders on or about _____________, 2003.

                We are not asking you for a proxy
           and you are requested not to send us a proxy.

     At the Special Meeting, the shareholders will consider and vote on the following:

     (1) To adopt and approve an amendment to the Articles of Incorporation of the Company that (i) changes the name of the Company to "Broadcast International, Inc.," and (ii) effects a 10:1 reverse split of the common stock of the Company (the "Reverse Split"); and

     (2) To transact such other business as may properly come before the Special Meeting, and at any adjournment or postponement thereof.

     The Reverse Split included in the proposal to amend the Articles of Incorporation of the Company will accommodate the issuance of 13,959,650 additional shares (post-Reverse Split) of common stock to the former shareholders of BI Acquisitions, Inc. ("BI") and others to satisfy the Company's obligations under a Stock Exchange Agreement dated October 1, 2003 among the Company, BI and the shareholders of BI.

     The former shareholders of BI currently hold over 50% of the issued and outstanding common stock and have indicated their intention to vote in favor of the proposal to amend the Articles of Incorporation of the Company, thereby assuring approval of such proposal. The affirmative vote of no additional shares is required in order for the proposal to be approved.

Record Date

     The Board of Directors has fixed December 15, 2003 as the record date (the "Record Date") for the determination of shareholders entitled to receive notice of and to vote at the Special Meeting. Only shareholders of record as of the close of business on the Record Date are entitled to vote at the Special Meeting. As of the Record Date, there were 40,000,000 shares of the common stock of the Company outstanding. Each holder of common stock has the right to one vote for each share of the Company's common stock owned by such holder. Stock representing the right to vote one-half of the shares of the Company's common stock outstanding on the Record Date must be represented at the Special Meeting to constitute a quorum for conducting business.

Dissenters' Rights of Appraisal

     Utah corporate law does not provide any dissenters' rights with respect to the proposal to amend the Articles of Incorporation of the Company. Therefore, no dissenter's rights of appraisal will be given in connection with the proposal to be considered at the Special Meeting.

Expenses of Information Statement

     The expenses related to this Information Statement will be borne by the Company, including expenses in connection with the preparation and mailing of this Information Statement and all documents that now accompany or may hereafter supplement it. It is contemplated that brokerage houses, custodians, nominees, and fiduciaries will be requested to forward the Information Statement to the beneficial owners of the common stock held of record by such persons and that the Company will reimburse them for their reasonable expenses incurred in connection therewith.

              SUMMARY INFORMATION ABOUT THE COMPANY

General

     Laser Corporation is a Utah corporation organized on January 12, 1983. Through its wholly owned subsidiaries, American Laser Corporation and American Laser Medical, Inc., it designed, manufactured, marketed and serviced lasers and related laser systems purchased by original equipment manufacturers and sold lasers for the dermatological and ophthalmic marketplace. American Laser Corporation discontinued its active operations in April, 2003 and American Laser Medical, Inc. discontinued its operations in July, 2003. Since that time, the former management of the Company wound down the Company's operations and sought alternative businesses for the Company.

     In June, 2003, the management of the Company was introduced to the management of BI by their respective attorneys. It was under the suggestion that a possible combination of the two companies could be effected for the mutual benefit of the shareholders of both entities. Over a period of the next month, the management groups met and discussed the business of BI and its plans for the future and its potential for success. In particular, these discussions emphasized new technology in the video compression industry that BI had licensed. These discussions culminated in BI making a written offer to the Company to combine the two companies through an exchange of stock. The terms of the stock exchange were determined by arms-length negotiations between the officers and representatives of the Company and BI. The former directors of the Company, following discussion and consideration of various alternatives, due diligence information and other factors, concluded that the acquisition of BI was in the best interests of the Company and its shareholders, and that the acquisition provided an opportunity for the Company's shareholders to participate in the business operations and future prospects of BI.

Exchange Agreement

     On October 1, 2003, the Company completed the acquisition of BI pursuant to a Stock Exchange Agreement among the Company, BI and the shareholders of BI, dated as of October 1, 2003 (the "Exchange Agreement").

     Pursuant to the Exchange Agreement, the Company acquired BI as a wholly owned subsidiary by issuing 32,504,027 shares (the "Initial Issuance") of the Company's common stock to the shareholders of BI in exchange for all of the outstanding securities of BI. Because the Company's authorized number of shares of common stock was limited to 40,000,000 shares, the Company was only able to complete the Initial Issuance on October 1, 2003. As a result of the Initial Issuance, the former BI shareholders acquired 81% of the issued and outstanding shares of the Company. In addition, the Exchange Agreement provides that there will be an additional issuance of 139,596,500 shares (pre-Reverse Split) of the Company's common stock to the former shareholders of BI after the Special Meeting following an amendment to the Articles of Incorporation of the Company to accommodate such issuance.

     In anticipation of the consummation of the Exchange Agreement, but not contingent thereon, the Company agreed to issue 4,000,000 shares (pre-Reverse Split) of common stock to two unrelated third parties in exchange for $75,000 needed to satisfy outstanding payable obligations of the Company. The Company issued the 4,000,000 shares prior to the closing of the Exchange Agreement.
As a part of the additional issuance of 139,596,500 shares (pre-Reverse Split) (the "Subsequent Issuance") to the former shareholders of BI after the Special Meeting, the Company will issue 4,979,932 shares (pre-Reverse Split) to the two unrelated third parties. After the Subsequent Issuance, the former BI shareholders and the unrelated third parties will own, in the aggregate, 98% of the then issued and outstanding shares of the Company, and the shareholders of the Company immediately prior to consummation of the Exchange Agreement on October 1, 2003 will own, in the aggregate, 2%. The common stock beneficial ownership table set forth hereafter assumes that all shares of common stock issuable to the shareholders of BI and the unrelated third parties described above have been issued (as noted therein). See "Security Ownership of Certain Beneficial Owners."

     The foregoing summary of the Exchange Agreement is qualified in its entirety by reference to the Exchange Agreement, a copy of which was filed with the Securities and Exchange Commission as an exhibit to its Current Report on Form 8-K dated October 15, 2003. A copy of the Exchange Agreement may also be obtained from the Company.

Conversion of Securities.

     Immediately following the Special Meeting and filing of the amendment to the Articles of Incorporation of the Company changing the name of the Company and effecting the 10:1 reverse split of the common stock of the Company, each ten issued and outstanding shares of Company common stock will be converted into the right to receive one share of Company common stock. If any holder of shares of Company common stock would be entitled to receive a number of shares of Company common stock that includes a fraction, then, in lieu of a fractional share, such holder will be entitled to receive cash in an amount equal to such fractional part of a share of Company common stock multiplied by the average closing bid price of the Company stock on the date of the Special Meeting.

     Promptly after the filing of the amendment to the Articles of Incorporation, Interwest Stock Transfer Company (the "Exchange Agent") will mail transmittal forms and exchange instructions to each holder of record of Company common stock to be used to surrender and exchange certificates evidencing shares of Company common stock for certificates evidencing the Post Reverse equivalent number of shares of Company common stock and the appropriate amount of cash in lieu of fractional shares to which such holder has become entitled. After receipt of such transmittal forms, each holder of certificates representing Pre-Reverse shares of Company common stock will be able to surrender such certificates to the Exchange Agent, and each such holder will receive in exchange therefore certificates evidencing the number of whole shares of Post Reverse Company common stock to which such holder is entitled and any cash which may be payable in lieu of a fractional share of Company common stock. Such transmittal forms will be accompanied by instructions specifying other details of the exchange. SHAREHOLDERS SHOULD NOT SEND IN THEIR CERTIFICATES UNTIL THEY RECEIVE A TRANSMITTAL FORM.

Management

     The Exchange Agreement provided for the appointment of new directors of the Company. Prior to their resignations, the former directors appointed Rodney Tiede, Randy Turner and Reed L. Benson as replacement directors on October 1, 2003.

     The following table sets forth certain information regarding the current directors and executive officers of the Company. The following individuals have served in such capacities of the Company since consummation of the Exchange Agreement on October 1, 2003.

       Name                  Age         Position(s)
       ----                 ----         -----------

Rodney M. Tiede              43          Director, President
                                         Chief Executive Officer

Randy Turner                 47          Director, Chief Financial
                                         Officer

Reed L Benson                57          Director, General Counsel


     Mr. Tiede has been the President and Chief Executive Officer of BI since its incorporation in December, 1999. From November, 1987 to December 1999, Mr. Tiede was

Director of Sales and Vice President of Broadcast International, Inc., a predecessor of BI Acquisitions, Inc. Mr. Tiede received a Bachelor of Science degree in Industrial Engineering from the University of Washington in 1983.

     Mr. Turner has been Chief Financial Officer of BI since its incorporation in December, 1999. From 1991 to December, 1999, Mr. Turner was Controller of Broadcast International, Inc. and in July, 1995 he was appointed Vice President and Treasurer of Data Broadcasting Corporation, the parent corporation of Broadcast International, Inc. Mr. Turner holds a Bachelor of Science degree in Accounting from Weber State University.

     Mr. Benson has been in the private practice of the law from April, 2000 to the present. From August, 1987 to April, 2000, he was Vice President, Secretary and General Counsel for Broadcast International, Inc., and served as Vice President, Secretary and General Counsel for Data Broadcasting Corporation. Mr. Benson received a Bachelor of Science degree in Accounting from the University of Utah in 1971 and a Juris Doctor degree from the University of Utah College of Law in 1976.


                       INFORMATION ABOUT BI

                BUSINESS OF BI ACQUISITIONS, INC.

Background

     BI and its predecessor have operated since 1985. Originally, the Company provided satellite-delivered music and advertising to national retail chains. Soon thereafter, the Company began using satellite technology to deliver business training and communications (business television) to its retail clients and, eventually, to many other large, multi-site corporations. As Internet technologies advanced, the Company added web-based video streaming to the services it provides. In 1995, the Company was acquired by Data Broadcasting Corporation (DBC), a company that competed with one of BI's subsidiaries. DBC later determined to sell the BI business. A sale was not actually consummated until August, 1999, at which time Muzak Corporation bought only the retail music and advertising client contracts and related assets, leaving the business television clients and most BI employees still with DBC. Not having the expertise or infrastructure itself, Muzak then contracted with BI management to continue servicing the audio advertising needs of the clients it had just acquired. Upon realizing that the level of service to which BI clients had become accustomed exceeded its own capabilities, Muzak also entered into an agreement in which BI would provide all network management, installation, maintenance, ad production and business television, not only for BI's former clients, but for all 450 Muzak national clients (over 70,000 locations), as well.

     Seeing an opportunity to move forward with the most promising elements of the business and, at the same time, enable DBC to free itself of unwanted/unrelated expenses and assets, BI management offered to purchase what was left of BI. In August, 2000, a purchase agreement was finally reached with DBC and BI began servicing the Muzak agreements on its own as BI Acquisitions, Inc. d/b/a Broadcast International.


Business Description

      Broadcast International is an integrator of broadband delivery technologies, such as satellite, Internet streaming and WI-FI, rather than primarily a manufacturer or developer of the equipment or software itself. In addition, BI provides many value-added services that enable it to offer a truly turnkey solution for its clients. BI's expertise has been sought out, by prominent U.S. corporations such as, Caterpillar, Albertson's, Safeway, Sprint Communications, and Chevron.

     With its ability to operate effectively in all aspects of broadband
business video delivery,   BI's service offerings are designed to meet any
business communications need. BI's versatility and knowledge of technology also enables it to recommend the ideal solution based upon the needs of a client. For some organizations, a private satellite network may be the best option. Another company may need a combination of satellite and Internet even Internet via satellite. Still other firms may find the worldwide reach and relative low cost of streaming video over the Internet to be the optimal solution. Following are a few of the many ways in which businesses utilize BI services.

     Internal Business Applications
     ------------------------------

     .      Deliver briefings from the CEO or other corporate officers
     .      Launch new products or services
     .      Present new marketing campaigns
     .      Train employees
     .      Announce significant changes or implement new policies/procedures
     .      Respond to crisis situations

     External Business Applications
     ------------------------------

     .      Make high-impact promotional presentations available to
            prospective customers or recruits
     .      Provide product/service training to customers
     .      Train and communicate with sales agents, dealers, VARs,
            franchisees, association members, etc.
     .      Satellite media tours
     .      Video/audio news releases


     Satellite-Based Services
     ------------------------

Broadcast International was a pioneer in the utilization of satellite technology for business training and communications. The list that follows describes the comprehensive offering of products and services that attracts companies in need of a satellite solution.

     .      Network design and engineering
     .      Receiving equipment and installation
     .      Network management
     .      24/7 help desk services
     .      On-site maintenance and service
     .      Full-time or occasional transponder purchases (broadcast time)
     .      Uplink facilities or remote SNG uplink trucks

     Streamed Video Hosting Services
     -------------------------------

     Until the last few years, satellite was the only technology that could deliver quality video for business applications. Now, with the advancement of streaming technologies and the increase of bandwidth, the Internet now provides an effective platform for video-based business training and communications. In fact, the Company's management believes that the Internet will become a major means of broadband business video delivery. Consequently, BI has aggressively invested in the infrastructure and personnel needed to be a leading provider of Internet-based services. Following are the services the Company currently provides.

     .      Dedicated server space
     .      High-speed, redundant Internet connection
     .      Secure access
     .      Seamless links from client's web site
     .      Customized link pages and media viewers
     .      Testing or self-checks
     .      Interactive discussion threads
     .      Participation/performance reports for managers/administrators
     .      Notification of participants via email
     .      Pay-per-view or other e-commerce applications
     .      Live events
     .      24/7 technical support

     Production & Content Development Services
     -----------------------------------------

     To support both satellite- and Internet-based delivery platforms, Broadcast International employs expert production and content development
teams   complete with its own world-class video and audio production studios.
A list of these support services follows:

     .     In-studio or on-location video/audio production
     .     Editing/post-production
     .     Instructional design
     .     Video/audio encoding for Internet delivery
     .     Conversion of text or PowerPoint to HTML
     .     Alternative language conversion
     .     Access to "off-the-shelf" video training content

     Broadcast International's economic model is based on charging fees for the services it provides, and/or by marking up any equipment or satellite time it resells. A typical satellite network would generate one-time revenues from the sale and installation of receivers and antennas and monthly revenues from network management, help desk and full-time transponder purchases. On-site maintenance/service, production fees, and occasional satellite time are charged as they are used.

     For Internet-based services, the Company charges clients monthly fees for hosting content, account management, quality assurance and for technical support, if requested. For delivery of content, BI generally charges a fee every time a person listens to or watches a streamed audio or video presentation. Encoding, production and content creation or customization are all billed as the expenses are incurred. The Company has also entered into content development partnerships with professional organizations that have access to subject matter experts. In these cases, BI produces the web-based training presentation and sells it on a pay-per-view basis, sharing revenues with the respective partner.

     Since Broadcast International's mission is to be the premier provider in the market niches in which it operates, the Company charges premium prices for its services and tends to avoid commodity offerings that don't generate adaquate margins.

Technology

      At Broadcast International, technology has always been considered the means to the end, not the end itself. This is one reason why the Company has been able to thrive during a period that has been very difficult for "technology" companies to maintain success. This perspective has also allowed BI to utilize different technologies, where they make sense, in developing solutions for the training and communications needs of its clients.

      Satellite
      ---------

     For many years, satellite technology offered the only means of delivering full-motion, full-screen video for private business networks. However, satellite technology has always presented certain challenges. First, viewers are unable to access content on demand, at their convenience. Second, the high cost of satellite time and the expense/difficulty of installing satellite receiving equipment in commercial locations has limited its widespread use, particularly among small/mid-sized businesses. Third, reaching audiences in other parts of the world is inefficient and expensive. Finally, satellite broadcasts are primarily viewed on televisions, which are much less accessible in the workplace and may be perceived as more of an entertainment than business tool like the PC. Nevertheless, for many organizations and applications, a satellite network is still the best alternative. In addition, utilizing Internet Protocol (IP) via satellite, not only uses satellite bandwidth more efficiently, but enables servers in remote locations to store content for later on-demand viewing.

     Internet Streaming
     -------------------

     While Internet streaming has historically not allowed full-motion, full-screen video, the technology has advanced sufficiently to be able to create and deliver rich media presentations with adequate quality video/audio (with a 56K modem), along with integrated PowerPoint slides, downloadable study guides or other written materials, and various interactive training and communication features. At 100K and 300K, the video quality is acceptable for certain applications. Streaming has also become a "mainstream" technology; as of July 2001, over 78 million Americans have watched or listened to streaming content on their computers. BI uses both the Windows Media and Real Video streaming software platforms.

      With traditional streaming technology, the user is able to download a free player (viewing software) in order to watch or listen to the desired presentation. Since an Internet-based platform requires little or no upfront infrastructure investment (at least for the client), it is a much more attractive alternative for most organizations, including smaller businesses. However, in many instances, corporate network managers are required to make adjustments to their systems and firewalls to enable employees to download and use streaming players. Some network managers also have concerns regarding the amount of internal bandwidth needed to support streaming applications.
Because its strong advantages outweigh its few limitations, BI management is confident the Internet will be a major platform for the delivery of training
and communications in the future   particularly in light of the CodecSys(TM)
technology.


     CodecSys(TM) Technology
     -----------------------

     In January 2002, Broadcast International signed an exclusive master license agreement to exploit commercially a revolutionary video compression technology that the Company has branded as CodecSys. CodecSys is a software operating system that employs multiple compression-decompression algorithms ("codecs") in conjunction with transmission of video content over all broadcast mediums.

     Under the brand of CodecSys(TM), in partnership with the Licensor, BI, has developed software that enables delivery of full-screen, full-motion video over standard low bandwidth lines. In addition, the software will have the intelligence to determine the specifications of the user's PC or other viewing hardware and deliver a video stream that is "ideal" for that particular device. Further, as conditions change while in use, the software will automatically make the necessary adjustments and will even improve over time.

     BI has the exclusive right to sell this technology to both its satellite- and Internet-based clients, as well as over 450 of the top retail chains and other multi-location businesses, along with the medical, dental, chiropractic, accounting and insurance professions. In addition, BI has the exclusive right to market all applications of CodecSys technology throughout Asia, South and Central America. With this agreement in place, the Company is now in a position to take a quantum leap in marketing a more compelling and, in many cases, unique offering of products and services. While this is clearly a breakthrough in terms of technology, BI will not need to completely revamp its product and service offering. The major advantage is that the Company will now be able to deliver its current products and services much more efficiently, with greater impact/quality, and at a lower cost to the customer!

     In addition, BI can now approach a large universe of companies that have never before been able to take advantage of video-based business communications and training, due to the prohibitive upfront capital expenses required. Further, because the Company can so efficiently leverage its existing skills, knowledge base and infrastructure, it can take advantage of the investments that have already been made. To better control its own destiny and maintain a proprietary competitive advantage, Broadcast International has acquired the right to continue product development and outsource manufacturing of all related receivers/set-top boxes. BI will also develop proprietary network management software to communicate with the set-top boxes.

     Wireless Internet
     ------------------

     As technology continues to advance, the capability to deliver video content over different platforms also continues to increase. In keeping with BI's goal of being able to accommodate all delivery media, the Company has proceeded to incorporate construction, maintenance, and operation of wireless networks in its service offerings. The CodecSys technology is running in a prototype stage wirelessly to a handheld PDA. BI has entered into a Master Service Agreement with Sprint Communications to install and maintain wireless Internet "Hotspots" for Sprint customers. It has commenced installation of over 700 wireless hotspot sites under the Sprint contract and is actively pursuing additional opportunities in this segment of the communications industry, with particular emphasis among its enterprise clients who are interested in extending Wi-Fi access through their remote locations.

Value Propositions

     Businesses, governments and other organizations have always needed a fast, cost-effective and accurate means of communicating with and training geographically dispersed personnel. Since the U. S. terrorist attacks on 9/11 and the subsequent anthrax incidents, that need has significantly increased. The following value propositions outline how Broadcast International's
products/services   particularly enhanced by CodecSys technology - provide
welcome relief to the marketplace for broadband business training and communications.

     . Having the video quality of a satellite network without having to buy and install expensive dishes/receivers
     .     Ability to deliver content both live and on demand
     .     Speed of network deployment and ongoing delivery of content
     . Highly engaging content that integrates the interactivity of the Internet with full-motion, large screen video
     .     Capability of reaching anyone in the world with access to the
           Internet
     .     Reduction of travel expense/time
     .     Reduces bandwidth usage and expense
     .     Accessible via a PC or TV
     . No player to download, easier to deliver content through corporate firewalls
     . Enables easy trial and eliminates need for an initial major budgetary decision
     .     Comprehensive, turnkey solution

Other Management Personnel

     Renae Hambly, Vice President of Operations. Renae began with Broadcast International in 1989 in the Data Department. With her computer background, she was instrumental in the installation, management and training of corporate clients on the use of electronic mail via satellite. In 1992, Renae was promoted to Manager of Customer Service. During this period she assisted in the testing and implementation of new equipment and communication software for music and video services. In 1998, Renae was promoted to Director of Operations, with responsibility for all installation, customer service, shipping and receiving. In 2000, Renae was named Vice President of Operations, focusing on the daily operations and maintenance of more than 70,000 client locations.

     Mary K. Hall, Vice President of Client Services. Mary K. has been with Broadcast International from its inception in 1983. With over 16 years of experience in helping our customers achieve their goals while incorporating advancements in technology, she provides an invaluable perspective and knowledge base in customer service and account management. Mary K and her department have provided customers with ongoing support toward the maximum utilization of BI services. This assistance has included the development of vendor-sponsored programs which have both defrayed costs and produced revenues. Mary K. has a degree from Utah State University in Business Administration and has completed additional course work at the University of Utah in Integrated Marketing Communications.

      Robert J. Chipman, Vice President of Sales and Marketing. Rob Chipman has responsibility for all Broadcast International sales and marketing efforts. Most recently, he was Founder and CEO of TrainSeek, Inc., a leading online marketplace for training products and services. This is Rob's second tour of duty with BI. Before starting TrainSeek, he served as Director of Marketing, Vice president of Marketing for the Lawyers Communication Network (BI's joint venture with the American Bar Assn.) and General Manager of Business Vision(TM) (BI's satellite-delivered business training channel). Prior to BI, Rob was Founder and President of Multimark, Inc., a marketing services company and Vice President of Sales/Marketing for alternative media company AdMedia International. He began his marketing career with O. C. Tanner, an employee recognition company, holding positions in communications, marketing research and sales management. An honors graduate of the University of Utah, Rob earned a Bachelor of Arts degree in Mass Communications. He is also a member of the American Society of Training and Development, was a founding board member of the Digital Learning Organization, and has been a featured presenter at various industry conferences.

      James H. Cutburth, Ph.D., VP/General Manager of Advanced Products Division. Dr. Cutburth brings 20+ years of chief executive and operations experience in marketing, sales, business development, customer support, and product development from a variety of technology companies. Prior to joining BI, he was President of Interact Devices Inc. He also served as CEO of Newgold, Inc., a publicly traded Internet incubator, having been introduced to Newgold through his position of COO for Comercis, a B2B e-commerce Internet company. Previously, Dr. Cutburth was VP of Global Marketing and Business Development where he was responsible for worldwide strategic marketing, product branding, and communication programs for Rockwell's five semiconductor companies. Prior to Rockwell, he held the position of VP of Global Marketing and Business Development for Diamond Multimedia. He also served as VP of Sales & Marketing for 3Com/US Robotics, Business Unit and Marketing Manager for Intel's

Desktop Products Division, and held sales, marketing, business development and management positions at Epson America, Quantum Corporation and AST Research. Dr. Cutburth has a Ph.D. in International Marketing and an MBA in Global Operations Management from Wexford School of Business, as well as a BSBA degree in Business Administration and BSE in Economics from Pittsburgh State University.

Organization

     Currently, BI has 18 employees engaged in the service and installation segment of the business, 3 employees focused on information technology (with two more in the process of being hired), 3 employees in accounting and finance, 5 employees in administration, 5 employees in video production, 10 employees in client services and audio ad production, 4 employees in sales/marketing (with plans for substantial growth in this department), and 1 employee in product development.

Facilities

     Broadcast International's headquarters are located in a suburban Salt Lake business park. The Company has lease for approximately 12,000 square feet of Class A office space on the sixth floor at 7050 Union Park Avenue.
The space has been improved to accommodate a full-service audio recording studio. In addition, BI leases approximately 15,000 square feet of space at a nearby light industrial business park (7100 Hitech Drive) at which the Company's repair depot and satellite uplink are located. Also at this location are BI's new full-service video and additional audio production studios and editing bays.

                      FINANCIAL INFORMATION

Management's Discussion and Analysis of
Financial Condition and Results of Operations

Forward-Looking Information, Cautionary Statements and Risk Factors

     This Information Statement includes "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements may relate to such matters as anticipated financial performance, future revenues or earnings, business prospects, projected ventures, new products and services, anticipated market performance and similar matters. When used in this report, the words "may," "will," "expect," "anticipate," "continue," "estimate," "project," "intend," and similar expressions are intended to identify forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 regarding events, conditions, and financial trends that may affect the Company's future plans of operations, business strategy, operating results, and financial position. The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements. To comply with the terms of the safe harbor, we caution readers that a variety of factors could cause our actual results to differ materially from the anticipated results or other matters expressed in our forward-looking statements. These risks and uncertainties, many of which are beyond our control, include (i) the sufficiency of existing capital resources and the Company's ability to raise additional capital to fund cash requirements for future operations; (ii) uncertainties involved in the rate of growth of the Company's business and acceptance of the products and services of using the Company's new compression technology (CodecSys): (iii) the ability of the Company to achieve and maintain a sufficient customer base to have sufficient revenues to fund and maintain operations; (iv) volatility of the stock market, particularly within the technology sector; and (v) general economic conditions. Although the Company believes the expectations reflected in these forward-looking statements are reasonable, such expectations may prove to be incorrect.


Results of Operations

     Revenues

     The derives its revenue primarily from sales and service of private satellite networks and production of audio and video content distributed via satellite to customer remote locations. The Company generated a total of approximately $5,031,000 in revenue for the year ended December 31, 2002, compared with revenue of approximately $5,359,000 for the year ended December 31, 2001. The decrease in revenue of $328,000 is due primarily one time revenue generated in 2001 from the upgrading of new equipment for one client, which resulted in sales of equipment and installation revenue of approximately $636,000.

     Costs of Sales

     The Company accounts for its Costs of Sales by allocating the costs directly related to the services provided to Costs of Sales. These costs are satellite distributions costs, production and maintenance departments, costs of goods sold, and depreciation and amortization expenses. For the year ended December 31, 2002 the Company Costs of Sales was approximately $4,398,000, which represented an increase of approximately $384,000 compared to Costs of Sales of $4,009,000 for the year ended December 31, 2001. The increase of Costs of Sales resulted primarily from the increase of employee wages and benefits of approximately $127,000, an increase in satellite distribution costs of $93,000, a one time cost of $85,000 related to outside consultants engaged during the Salt Lake 2002 Winter Olympics, and an increase of approximately $76,000 in depreciation and amortization. Costs of Goods sold decreased by approximately $109,000, but the decrease was offset by increases of general expenses in the production and maintenance departments.

     Operating Expenses

     The Company incurred total operating expenses of $2,053,000 for the year ended December 31, 2002, compared to total operating expenses of $944,000 for the year ended December 31, 2001. The increase of $1,109,000, as explained more fully hereafter, is primarily due to expenses incurred in connection with the development program undertaken by the Company of the CodecSys technology, increase in the Company's Costs of Sales and the accrual of certain executive employee bonuses.

     Sales and Marketing Expenses increased $319,000 for the year ended December 31, 2002 over the previous year. Of this increase $234,000 represented salaries for additional sales and marketing staff required for the new CodecSys marketing initiatives and the majority of the remainder represented additional costs such as travel etc resulting from the increased staff.

      Product Development expenditures of approximately $219,000 were incurred in the development of the CodecSys technology in the year ended December 31, 2002, compared to no such expenditures for the year ended December 31, 2001.

      General and Administrative Expenses for the year ended December 31, 2002 increased approximately $572,000 when compared with the previous year. Of the total increase $400,000 is represented by an accrual for executive employee bonuses. Of the remainder, there was an increase of $111,000 in the reserve for uncollectable accounts and travel costs increased by $29,000.

     Net Losses

     The Company had a net loss in the amount of $915,902 for the year ended December 31, 2002 compared to net income of $238,169 for the year ended December 31, 2001. The difference in the net loss incurred in 2002 and the net income realized in 2001, resulted in a decrease in profitability of $1,154,000. This decrease is a result of lower revenues and higher costs as described above.

Liquidity and Capital Resources

     At December 31, 2002, the Company had cash of $316,000, total current assets of $1,545,000, current liabilities of $1,012,000, and total stockholders' equity of $3,275,000. The Company experienced negative cash flow from operations during the fiscal year ended December 31, 2002 of $758,000, which was met by investor capital contributions pursuant to subscription agreements. The Company expects to continue to experience negative cash flow as it continues the development of the CodecSys development initiative

     The Company will continue to have the need for infusions of capital as long as it continues its technology development program. To date, the Company has met its working capital needs through payments under subscription agreements for the sale of its common stock. For the year ended December 31, 2002, the Company received $2,607,000 in proceeds from the sale of common stock. Additional investor capital after the full funding of the existing subscription agreements will result in greater dilution to the existing
shareholders.   Therefore, future payments under the subscription agreements may depend, to some extent, on results of operations, and there can be no assurance that the Company will be able to attract new investors or that the current venture investors will continue to fund operations if the Company does not demonstrate increased revenues and other favorable operating results over the next several months. In the event payments under the subscription agreements were to terminate, for any reason, the Company would be in immediate need of another source of capital. There can be no assurance that, in such event, the Company will be able to locate a source of capital, or on terms acceptable to the Company or to reduce costs sufficient to maintain the operations of the Company at its current level. If the Company does not secure funding from investors, bank lines of credit, or a strategic relationship with an entity that has the resources to continue the development of CodecSys, the Company will be forced to reduce its costs and curtail the development program.

                        LASER CORPORATION
        Unaudited Statement of Assumptions and Disclosures

     The following unaudited condensed combined pro forma financial statements ("the pro forma financial statements") and explanatory notes have been prepared and give the effect of the stock exchange between BI Acquisitions, Inc. (BI) and Laser Corporation (Laser) using the purchase method of accounting for business combinations. This transaction is being accounted for as a reverse merger, with BI being the acquiring enterprise for accounting purposes. Prior to the transaction the operating subsidiaries of Laser had been dissolved, therefore, on a going forward basis all operations will be provided from the BI entity.
     In accordance with Article 11 of Regulation S-X under the Securities Act, an unaudited condensed combined pro forma balance sheet ("the pro forma balance sheet") as of September 30, 2003 has been prepared. Additionally, unaudited condensed combined pro forma statements of operations, ("the pro forma statements of operations") for the year ending December 31, 2002 and the nine months ending September 30, 2003, have been prepared to reflect, for accounting purposes, the acquisition by BI of Laser.

     The following pro forma financial statements have been prepared based upon the historical statements of BI and Laser. The pro forma statements should be read in conjunction with (a) the historical financial consolidated statements and related notes thereto of BI as of December 31, 2002, and for the year ended December 31, 2002, provided herein; and (b) the historical financial statements and related notes thereto of Laser Corporation as of; (i) December 31, 2002 and for the years ended December 31, 2002 and (ii) the nine months ended September 30,2003.

     The pro forma balance sheet is presented as though the reverse merger had occurred on September 30, 2003. The pro forma balance sheet includes the unaudited condensed combined balance sheet of Laser as of September 30, 2003 and the unaudited condensed combined balance sheet of BI as of September 30, 2003.

     The pro forma statement of operations for the year ended December 31, 2002 is presented as though the reverse merger had occurred on January 1, 2002. The pro forma statement of operations for the nine months ended September 30, 2003 is presented as though the reverse merger had occurred on January 1, 2003. The pro forma statement of operations for the nine months ended September 30,2003 include the unaudited historical consolidated condensed statement of operations data of Laser for the nine months ended September 30, 2003 and the unaudited historical consolidated condensed statement of operations data of BI for the nine months ended September 30, 2003.

     The pro forma financial statements are provided for illustrative purposes only, and are not necessarily indicative of the operating results or financial position that would have occurred if the transaction had been consummated at the beginning of the periods or on the dates indicated, nor are they necessarily indicative of any future operating results or financial position. The pro forma financial statements do not include any adjustments related to any restructuring charges or one-time charges that may result for the transaction or the final result of valuations of inventories, property, plant and equipment, intangible assets, debt, and other obligations.



                             LASER CORPORATION
            Unaudited Condensed Combined Pro Forma Balance Sheet
                          As of September 30, 2003



                                      BI                              Pro Forma
                                      Acquisitions                    Increase      Combined
                                      Inc.           Laser Corp.      (Decrease)    Pro Forma
                                      -------------- -------------    ------------- --------------
Assets
  Cash and cash equivalents               1,032,598         5,316                -      1,037,914
  Trade Accounts receivable (net)           276,603             -                -        276,603
  Income tax receivable                       2,951             -                -          2,951
  Prepaid expenses                           94,459             -                -         94,459
  Inventory                                  31,746             -                -         31,746
                                      -------------- -------------    ------------- --------------
Total Current Assets                      1,438,357         5,316                -      1,443,673

Equipment and leasehold
 improvements (net)                       1,129,571             -                -      1,129,571

Other Assets
  Deferred income tax asset                 129,340             -                -        129,340
  Deposits and other assets                  60,824             -                -         60,824
                                      -------------- -------------    ------------- --------------
Total Assets                              2,758,092         5,316                -      2,763,408
                                      ============== =============    ============= ==============

Liabilities and Stockholder's Equity
 Current liabilities
  Trade accounts payable                    106,675             -                -        106,675
  Payroll and related expenses              262,135             -                -        262,135
  Other accrued expense                      51,463        10,342                -         61,805
  Unearned revenue                          240,764             -                -        240,764
  Deferred income tax liability             123,780             -                -        123,780
  Current portion of long-term debt           6,648             -                -          6,648
                                      -------------- -------------    ------------- --------------
Total Current Liabilities                   791,465        10,342                -        801,807

 Long Term Liabilities
  Deferred bonus payable                    600,000             -                -        600,000
                                      -------------- -------------    ------------- --------------
Total Liabilities                         1,391,465        10,342                -      1,401,807

Stockholders Equity
  Common stock                               10,177       374,799 [A]    1,615,024      8,979,933
                                                                  [B]    6,979,933
  Additional paid-in-capital              4,669,679     3,341,341 [A]   (1,615,024)             -
                                                                  [B]   (6,979,933)
                                                                  [D]   (3,721,166)
                                                                  [E]    4,305,328
                                                                  [C]         (225)
  Accumulated (deficit)                  (3,313,004)   (3,721,166)[D]    3,721,166
                                                                  [E]   (4,305,328)    (7,618,332)
  Treasury stock, at cost                      (225)            - [C]          225
                                      -------------- -------------    ------------- --------------
Total Equity                              1,366,627        (5,026)               -      1,361,601
                                      -------------- -------------    ------------- --------------

TOTAL LIABILITIES & EQUITY                2,758,092         5,316                -      2,763,408
                                      ============== =============    ============= ==============


                             LASER CORPORATION

                                                  BI
                                                  Acquisitions   Laser          Combined
                                                  Inc.           Corp.          Pro forma
                                                  as of          as of          as of
                                                  Sept.30, 2003  Sept.30, 2003  Sept.30, 2003
                                                  -------------- -------------- --------------

Net Sales                                             3,803,074              -      3,803,074

Cost of Sales                                         3,645,532              -      3,645,532
                                                  -------------- -------------- --------------
Gross Profit                                            157,542              -        157,542

Operating Expense
  Administrative and general exp.                       706,141         34,287        740,428

  Selling and marketing expense                         383,404              -        383,404

  Production and maintenance expenses                   279,357              -        279,357
                                                  -------------- -------------- --------------
Total Operating Expenses                              1,368,902         34,287      1,403,189

Total Operating Income                               (1,211,359)       (34,287)    (1,245,646)

Other Income and (Expense)
  Interest Income                                         3,294              -          3,294
  Interest expense                                       (2,318)       (22,286)       (24,604)
  (Loss) from equity investments in
    consolidated entities                                     -              -              -
  Other income                                            4,801              -          4,801
                                                  -------------- -------------- --------------
Net Income Before Income Taxes                       (1,205,582)       (56,573)    (1,262,155)

Provision for Income Taxes                                    -              -              -

(Loss) from Investment in Unconsolidated Entity      (2,024,956)             -     (2,024,956)
                                                  -------------- -------------- --------------

Net (Loss) Income Before Discontinued operations     (3,230,538)       (56,573)    (3,287,111)
                                                  ============== ============== ==============







                             LASER CORPORATION
       Unaudited Condensed Combined Pro Forma Statement of Operations



                                      BI
                                      Acquisitions                                  Combined
                                      Inc.           Laser Corp.      Pro Forma     Pro Forma
                                      as of          as of            Increase      as of
                                      Dec. 31, 2002  Dec. 31, 2002    (Decrease)    Dec. 31, 2002
                                      -------------- -------------    ------------- --------------
Net Sales                                 5,031,178     2,061,050       (2,061,050)     5,031,178

Cost of Sales                             4,398,548     1,777,243       (1,777,243)     4,398,548
                                      -------------- -------------    ------------- --------------
Gross Profit                                632,630       283,807         (283,807)       632,630

Operating Expense
  Administrative and general exp.         1,240,697       666,992         (517,821)     1,389,868

  Selling and marketing expense             593,676             -                -        593,676

  Production and maintenance expenses       218,893             -                -        218,893
                                      -------------- -------------    ------------- --------------
Total Operating Expenses                  2,053,266             -        2,053,266      2,202,437

Total Operating (Loss) Income            (1,420,636)     (383,185)      (1,841,547)    (1,569,807)

Other Income and (Expense)
  Interest Income                             5,661           166             (154)         5,673
  Interest expense                          (20,466)      (37,726)           2,726        (55,466)
  (Loss) from equity investments
    in consolidated entities                (29,550)            -                -        (29,550)
  Other income                               13,363             -                -         13,363
                                      -------------- -------------    ------------- --------------
Net Income Before Income
 Taxes and Discontinued operations       (1,451,628)     (420,745)         236,586     (1,635,787)

Benefit for Income Taxes                   (535,724)            -                -       (535,724)
                                      -------------- -------------    ------------- --------------
Net (Loss) Income Before
 Discontinued operations                   (915,904)     (420,745) [F]     236,586     (1,100,063)
                                      ============== =============    ============= ==============



                        LASER CORPORATION
                   Notes to Financial Statements

Note 1 - Organization

     Laser Corporation is a Utah Corporation organized on January 12, 1983. Due to the declines in sales at both operating subsidiaries American Laser, incorporated in 1970, and American Laser Medical, Inc., incorporated in 1996, the Company discontinued operations at both during 2003. As of September 30, 2003 both subsidiaries had ultimately been dissolved. On October 1, 2003 the Company merged with BI Acquisitions, Inc.

     BI Acquisitions, Inc. was organized in December 1999 and began operations in January 2000. The Company provides satellite uplink services and related equipment service, web hosting services, and video production services primarily to large retailers, other businesses, and to a third party provider of in-store music and video.


Note 2 -  Stock Exchange

     The Pro-forma statements reflect the Company's merger with BI Acquisitions, Inc. (BI) as a wholly owned subsidiary by issuing 32,504,027 shares ("Initial Issuance") of the Company's authorized common stock to the shareholders of BI in exchange for their interests in BI on October 1, 2003. Because the Company's authorized number of shares of common stock is limited to 40,000,000 shares, the Company was only able to complete the Initial Issuance on October 1, 2003. Following the Initial Issuance, the former BI shareholders held 81% of the issued and outstanding shares of the Company. In addition, the Agreement provides that there will be an additional issuance ("Subsequent Issuance") of Common Stock of the Company to the shareholders of BI following an amendment to the Articles of Incorporation of the Company to accommodate such issuance. In anticipation of the consummation of the Agreement, but not contingent upon the consummation, the Company issued 4,000,000 shares of common stock to two unrelated third parties in exchange for $75,000 needed to satisfy outstanding payables obligations of the Company. Including amounts issuable to the two unrelated third parties, the Subsequent
Issuance would consist of 139,598,650 shares.   After the Subsequent Issuance,
all shares then owned by the BI shareholders and the unrelated third parties described above, shall be 176,102,677 aggregating approximately 98% of the then issued and outstanding shares of the Company and the other shareholders of the Company on September 30, 2003 shall own 3,495,973 aggregating approximately 2%.

     This acquisition is accounted for as the recapitalization of BI, wherein BI purchased the assets of Laser and accounted for the transaction as a reverse acquisition for accounting purposes.

     Pro forma adjustments on the financial statements include the following:

     [A] To record the acquisition of BI Acquisitions, Inc. (BI) by Laser Corporation through the issuance of 32,504,027 shares of common stock (Initial Issuance). The ownership interests of the former owners of BI in the combined enterprise will be greater than that of the ongoing shareholders of Laser Corporation and accordingly, the management of BI will assume operating control of the combined enterprise. Consequently, the acquisition is accounted for as the recapitalization of BI, wherein BI purchased the assets of Laser Corporation and accounted for the transaction as a "Reverse Acquisition" for accounting purposes.

     [B] To record the acquisition of BI Acquisitions, Inc, (BI) by Laser Corporation through the issuance of an additional 139,598,650 shares of common stock (Subsequent Issuance). The ownership interests of the former owners of BI in the combined enterprise will be greater than that of the ongoing shareholders of Laser Corporation and, accordingly, the management of BI will assume operating control of the combined enterprise. Consequently, the acquisition is accounted for as the recapitalization of BI, wherein BI purchased the assets of Laser Corporation and accounted for the transaction as a "Reverse Acquisition" for accounting purposes.

     [C] To retire treasury stock held at BI.

     [D] To eliminate the accumulated deficit of Laser Corporation at the date of acquisition to reflect the purchase by BI for accounting purposes.

     [E] To reclassify negative additional paid-in-capital as accumulated deficit. Negative additional paid-in-capital resulted from the recapitalization adjustments associated with the reverse acquisition.

     [F] To reclassify amounts in the December 31, 2002 statement of operations of Laser Corporation to reflect the discounted operations of its two operating subsidiaries during 2003 and to conform to the presentation in the September 30, 2003 statement of operations of Laser Corporation.

Haynie & Company
Certified Public Accountants
1785 West Printers Row
Salt Lake City, Ut 84119
(801) 972-4800
Fax:  (801) 972-8941

To the Board of Directors and Shareholders:
BI Acquisitions, Inc.
Salt Lake City, Utah

We have audited the accompanying balance sheets of BI Acquisitions, Inc. (d.b.a. Broadcast International) as of December 31, 2002 and 2001, and the related statements of operations, changes in stockholders' equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion of these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in a material respects, and the financial position of BI Acquisitions, Inc., as of December 31, 2002, and 2001, and the results of its operations, changes in its stockholders' equity, and its stockholders' equity, and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.





/s/ Haynie & Company


Salt Lake City, Utah
February 5, 2003
(March 20, 2003 as to Note 9 - Subsequent event)

                      BI Acquisitions, Inc.
                  d.b.a. Broadcast International
                          BALANCE SHEET



December 31                                           2002          2001
                                                 ------------- -------------
ASSETS:
Current Assets
   Cash and cash equivalents                     $    316,166  $    859,456
   Trade accounts receivable, net                     546,052       463,443
   Income taxes receivable                            521,760            -
   Prepaid expense                                    160,689       145,632
                                                 ------------- -------------
Total current assets                                1,544,667     1,468,531

Property and Equipment
   Furniture and fixtures                              61,288        40,420
   Machinery and equipment                          1,749,211     1,165,950
   Accumulated depreciation                          (497,844)     (239,416)
                                                 ------------- -------------
Property and equipment, net                         1,312,655       966,954

Other assets
   Intangible licensing rights, at cost             1,325,000             -
   Investment in Interact Devices, at cost            400,000             -
   Deferred income tax asset                          129,340             -
   Deposits and other assets                           60,824        59,989
   Equity investment in unconsolidated entities             -       162,376
                                                 ------------- -------------

Total other Assets                                  1,915,164       222,365
                                                 ------------- -------------

Total Assets                                     $  4,772,486  $  2,657,850
                                                 ============= =============

                      BI Acquisitions, Inc.
                  d.b.a. Broadcast International
                          BALANCE SHEETS


December 31                                           2002          2001
                                                 ------------- -------------
LIABILITIES:

Current Liabilities
   Accounts payable                              $    148,497  $    144,348
   Accrued liabilities:
   Payroll and related expenses                       234,898       163,061
   Other accrued expenses                              55,039        70,572
   Unearned revenues                                  363,618       164,943
   Income taxes                                             -        83,895
   Deferred income tax liability                      123,780        53,956
   Current portion of long-term obligations            86,548       206,198
                                                 ------------- -------------

Total current liabilities                           1,012,380       886,973

Long-term obligations                                   4,786       110,981
Deferred income tax liability                               -        75,650
Deferred bonus payable                                480,000             -
                                                 ------------- -------------
Total Liabilities                                   1,497,166     1,073,604
                                                 ------------- -------------
STOCKHOLDERS EQUITY:
   Common stock, $.001 par value; 15,000,000
    shares authorized, 9,285,000 and 6,702,728
    shares issues in 2002 and 2001, respectively        9,285         6,703
   Additional paid-in capital                       3,348,727       744,328
   Retained earnings (deficit)                        (82,467)      833,437
   Treasury stock at cost                                (225)         (222)
                                                 ------------- -------------
Total stockholders' equity                          3,275,320     1,584,246
                                                 ------------- -------------

Total liabilities and stockholders' equity       $  4,772,486  $  2,657,850
                                                 ============= =============







                (see the accompanying notes to financial statements)

                      BI Acquisitions, Inc.
                  d.b.a. Broadcast International
                     Statement of Operations


For the years ended December 31                       2002        2001
                                                 ------------- -------------
Net Sales                                        $  5,031,178  $  5,359,297

Cost of Sales                                       4,398,548     4,008,663
                                                 ------------- -------------
Gross profit                                          632,630     1,350,634

Operating Expenses:

   Administrative and general                       1,240,697       668,941
   Selling and marketing                              593,676       274,648
   Production and maintenance                         218,893             -
                                                 ------------- -------------
Total Operating Expenses                            2,053,266       943,589
                                                 ------------- -------------

Total operating income (loss)                      (1,420,636)      407,045
                                                 ------------- -------------
Other income (expense)
   Interest income                                      5,661        29,606
   Interest expense                                   (20,466)      (40,857)
   (Loss) from equity investments in
     unconsolidated entities                          (29,550)      (80,250)
   Other income                                        13,363        69,649
                                                 ------------- -------------
   Income (loss) before income taxes               (1,451,628)      385,193

Provision for income taxes
   Current tax (benefit) expense                     (400,558)      242,403
   Deferred tax expense (benefit)                    (135,166)      (95,379)
                                                 ------------- -------------

Total provision for income taxes                     (535,724)      147,024
                                                 ------------- -------------

Net income (loss)                                $   (915,904) $    238,169
                                                 ============= =============





       (see the accompanying notes to financial statement)


                             BI Acquisitions, Inc.
                         d.b.a. Broadcast International
                 Statements of Changes in Stockholders' Equity
                 For the years ended December 31, 2002 and 2001

                                                        Additional              Retained       Total
                                 Common      Common      Paid-in     Treasury   Earnings    Stockholders'
                                 Shares      Stock       Capital       Stock    (Deficit)      Equity
                              ------------ ------------ ----------- ----------- ----------- -------------

Balance at January 1, 2001      4,000,000  $     4,000  $   93,240  $        -  $  595,268  $    692,508

 Common shares issued to
 Broadcast International, LTD     874,711          875     652,916           -           -       653,791

 Purchase of treasury
 stock at cost                          -            -           -        (222)          -          (222)

 Stock split (1.375 shares
 for each share outstanding)    1,828,017        1,828      (1,828)          -           -             -

Net Income                              -            -           -           -     238,169       238,169
                              ------------ ------------ ----------- ----------- ---------- -------------

Balance at December 31, 2001    6,702,728        6,703     744,328        (222)    833,437     1,584,246

 Common Shares issued to
 Broadcast International, LTD           -        2,582   2,604,399           -           -     2,606,981

 Purchase of treasury
 stock at cost                          -            -           -          (3)          -            (3)

Net (loss)                              -            -           -           -    (915,904)     (915,904)
                              ------------ ------------ ----------- ----------- ----------- -------------

Balance at December 31, 2002    6,702,728  $     9,285  $3,348,727  $     (225) $  (82,467) $  3,275,320
                              ============ ============ =========== =========== =========== =============









              (See the accompanying notes to financial statements)


                      BI Acquisitions, Inc.
                  d.b.a. Broadcast International
                     Statements of Cash Flows

For the years ended December 31                        2002           2001
                                                   ------------- -------------
Cash flows from operating activities:
 Net income (loss)                                 $   (915,904) $    238,169
  Adjustments to reconcile net income (loss) to net
   cash provided (used) by operating activities:
     Depreciation                                       258,428       181,545
     Deferred income tax expense (benefit)             (135,166)      (95,379)
     Loss from equity investments in
       unconsolidated entities                                -        80,250
     Deferred bonus payable                             480,000             -
  (Increase) decrease in operating assets:
     Accounts receivable                                (82,609)      228,160
     Other accounts receivable                                -         4,822
     Income taxes receivable                           (521,760)       87,656
     Prepaid expenses                                   (15,057)      (15,062)
     Other assets                                          (835)            -
  Increase (decrease) in operating liabilities:
     Accounts payable                                     4,149      (201,048)
     Accrued liabilities                                 56,304        37,840
     Unearned revenues                                  198,675       109,943
     Income taxes payable                               (83,895)       63,574
                                                   ------------- -------------
Net Cash provided (used) by operations                 (757,670)      720,470

Cash Flows from investing activities:

 Purchase of interest in Interact Devices, Inc.        (400,000)            -
 Purchase of intangible licensing rights             (1,325,000)            -
 Equity investments in unconsolidated entities                -      (224,126)
 Purchase of property and equipment                    (441,753)     (469,162)
                                                   ------------- -------------
Net Cash (used) by investing activities              (2,166,753)     (693,288)

Cash flows from financing activities:
 Net proceeds from issuance of common stock           2,606,981       533,791
 Payments to reduce long-term obligations              (225,845)     (205,455)
 Purchase of treasury stock                                  (3)         (222)
                                                   ------------- -------------
Net cash provided by financing activities             2,381,133       328,114

Net increase (decrease) in cash and equivalents        (543,290)      355,296

Cash and equivalents, beginning of year                 859,456       504,160
                                                   ------------- -------------

Cash and equivalents, end of year                  $    316,166  $    859,456
                                                   ============= =============

Supplemental disclosures of cash flow information:
  Interest paid                                          20,466        40,857
  Income taxes paid                                           -        70,851

       (see the accompanying notes to financial statements)

                      BI Acquisitions, Inc.
                  d.b.a. Broadcast International
                  Notes to Financial Statements


Note 1 - Organization

BI Acquisitions, Inc. (the Company) was organized in December 1999 and began operations in January 2000. The Company provides satellite uplink services and related equipment service, web hosting services, and video production services primarily to large retailers, other businesses, and to a third party provider of in-store music and video.

On July 31, 2000, the Company purchased certain assets and assumed certain liabilities of Broadcast International, including the right to use its name, trademarks, and copyrights from the parent company of Broadcast International, Data Broadcasting Corporation, in exchange for 400,000 shares of the Company's common stock. In addition, Data Broadcasting Corporation was granted options to purchase an additional 110,000 shares pursuant to the Option Plan (see Note
6) of the Company.


Note 2 - Significant accounting policies

Management estimates - The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Cash and cash equivalents - The Company considers all cash on hand and in banks, and highly liquid investments with maturity of three months or less to be cash equivalents. At December 31, 2002 and 2001 the Company had bank balances in excess of amounts insured by the Federal Deposit Insurance Corporation totaling $216,166 and $759,456, respectively.

Trade accounts receivable and concentrations - The Company trade accounts receivable are shown in the accompanying balance sheet net of its allowance for uncollectable accounts of $42,360 and $36,100 as of December 31, 2002 and 2001, respectively. The Company accounts receivable include two customers whose combined balances represent approximately 77% of trade receivables, and who related sales revenues account for approximately 72% of total revenues at December 31, 2002.

Property and equipment - Property and equipment are stated at cost. Depreciation is provided using the straight-line method over the estimated useful lives of the property, generally from three to five years. Repairs and maintenance costs are expensed as incurred except when such repairs significantly add to the useful life or productive capacity of the asset, in which case the repairs are capitalized.

Goodwill and other intangible assets - Goodwill and other intangible assets are being accounted for in accordance with Statement of Financial Accounting Standards Statement 142, oodwill and Other Intangible Assets (SFAS 142). Under SFAS 142, goodwill is not subject to amortization but is tested for impairment annually. In addition, under SFAS 142 intangible assets are amortized over their useful lives except where such intangible assets are determined to have indefinite useful lives and accordingly no amortization is made. The Company accounts for its investments in licensing rights as intangible assets not subject to amortization.

Income taxes - The Company accounts for income taxes in accordance with the asset and liability method of accounting for income taxes prescribed by Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes. Under the asset and liability method of Statement 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to the taxable income in the years in which those temporary differences are expected to be recovered or settled.

Advertising expenses - The Company follows the policy of charging the costs of advertising to expense as incurred. Advertising expense for the years ended December 31, 2002 and 2001 was $48,727 and $79,745, respectively.

Note 3 - Investment in Interact Devices, Inc., related to intangible assets, and deferred income

The Company has purchased preferred stock in a privately held company, Interact Devices, Inc., a California corporation (Interact). There is no established market value for the preferred shares. Accordingly, Management does not believe that there is any impairment in the carrying value of the stock.

Interact has developed state-of-the-art computer processing to continuously optimize compression and delivery of audio and video media. Interact Devices technology employs standard industry compression/decompression algorithms (CODECs), and delivers superior quality video using existing legacy communications channels. The Company has purchased licensing rights for $1,325,000 for the technology (hardware and software) for Mexico, Central and South America, and Asia. Under the terms of the agreement, the Company may renew its licensing agreements by making minimum renewal payments beginning in 2005. The initial rights will be amortized over a two- year period beginning with the delivery of the customer ready product anticipated in spring 2003.

Additionally, the Company has entered in a sub-licensing agreement for its Mexico rights for a period of two years in the amount of $1,000,000. It received payments totaling $200,000 in November 2002, and has recorded deferred revenues for the 22 month remaining payments to be made in March and September 2003, in the amounts of $150,000 and $600,000, respectively.

Future minimum licensing renewal fees to be paid and sub-licensing fees to be received at December 31, 2002, are as follows:

                                          Licensing     Sub-licensing
                                          fees to       fees due
                                          Interact      Company
                                          (to be paid)  (to be received)
                                          ------------- ---------------
                   2005                   $    700,000  $     500,000
                   2006                      1,050,000        750,000
                   2007                      1,650,000      1,000,000
                   Thereafter                2,000,000      1,250,000


Using the present value of expected future cash flows, Management believes that its intangible licensing rights fair value exceeds the carrying costs. The Company will reassess annually its accounting treatment of these intangible assets. Should it be determined that the useful lives or the fair value of these intangible assets are impaired, the Company will record an impairment loss and will amortize the rights over their remaining useful lives.

Note 4 -  Long-term obligations

Long-term obligations arise from the acquisition of the assets and the assumptions of certain liabilities in the acquisition of Broadcast International. These obligations primarily include the present value of the future obligation to provide office and warehouse space to and on behalf of the seller, Data Broadcasting Corporation as follows:

 December 31                                            2002         2001
                                                   ------------- -------------

 Long-term obligations requiring monthly payments
  Totaling approximately $19,500 per month present
  Valued at the rate of 9.5% annually              $     91,334  $    317,179

 Less portion considered current                         86,548       206,198
                                                   ------------- -------------

                                                   $      4,786  $    110,981

Future maturities of long-term obligation are as follows:

           December 31
               2003                     $  86,548
               2004                         4,786
               2005                             -


Note 5 - Income taxes

Income tax expense differs from the amount computed using federal statutory rates due primarily to the Effects of state income taxes. Deferred income taxes have been provided for the difference in the use of accelerated depreciation methods, the use of the cash basis of accounting for income taxes purposes, deferred bonus compensation, and for the effects of net operating loss carryforwards. Amounts of tax deferred assets and liabilities are as follows:

  December 31                                          2002         2001
                                                   ------------- -------------
 Deferred tax assets, non-current                  $    313,774  $          -

 Deferred tax liabilities:
   Current                                             (123,780)      (53,956)
   Long-term                                           (184,434)      (75,650)
                                                   ------------- -------------
    Total deferred income tax assets (liabilities) $      5,560  $   (129,606)


Net operating loss carry forwards of approximately $342,000, which will expire in 2022, may be used to offset future taxable income. Management has determined that no valuation allowance related to deferred tax assets is necessary at December 31, 2002.


Note 6 - Common stock and stock purchase agreement - continued

The Company has one class of common stock. Holders of shares of common stock are entitled to receive dividends if and when declared and are entitled to one vote for each share on all matters submitted to a vote of the shareholders.
On December 15, 2001, the Company increased the total authorized shares outstanding from 11,000,000 shares to 15,000,000 shares, and declared a 1.375 for 1 stock split for shareholders of record on October 31, 2001. Additionally, the Company's Board of Directors declared that all options issued, pursuant to the Company's stock option plan, as of October 31, 2001, would be revalued and included in the 1.375 for 1 stock split and that the exercise price would be reduced by the 1.375 factor. After the effects of the above actions at December 31, 2001, the Company had common stock reserved for issuance pursuant to the stock option plan totaling 1,701,375 shares.

On December 20, 2000, the Company entered into a stock purchase agreement with Broadcast International, LTD (BI-LTD), a British Virgin Islands corporation, to purchase 3,337,727 shares of the Company's common stock. As of December 31, 2001 the Company had received $533, 791 net of costs and commissions, pursuant to the agreement and has issued 1,058,353 shares (after the above split). The stock purchase agreement was to have expired on December 31, 2001, however, the Company's Board of Directors agreed to extend the agreement allowing BI-LTD to purchase 1,514,423 additional shares on or before January 31, 2002, for $1,050,000, which shares were purchased as agreed. Additionally, the Company's Board of Directors has amended the stock purchase agreement to allow BI-LTD to purchase an additional 1,927,244 shares for $2,890,835, subject to a purchase-funding schedule under which all shares must be funded on or before December 31, 2002.

The terms of the above agreement provides for a bonus payable to certain employee/shareholders totaling $600,000. Accordingly, based on the proportionate amount of funds provided by the agreement, management has declared a bonus in the amount of $480,000. Management has determined that the payment of this bonus is to be long-term, and has classified this obligation accordingly. Should the full amount of the stock purchase agreement be funded, management may increase the accrued bonus in the remaining amount of $120,000.

Under the terms of the stock purchase agreement, a shareholder voting agreement has been executed. This agreement requires certain controlling shareholders to elect seven directors of the Company, three of who shall be appointed by BI-LTD. The agreement further requires that these shareholders vote in favor of any transaction brought before the Board of Directors, which seeks to result in the Company becoming a publicly traded entity except, should such transaction result in a dilution to the existing shareholders in excess of 10%. Should BI-LTD fail to fully fund the stock purchase agreement the shareholder voting agreement shall cease.


Note 7 - Stock Option Plan

The Company sponsors a stock option plan covering certain key employees. In addition, the Company has granted options to Data Broadcasting Corporation as discussed in Note 1 and to a third party for services rendered. Options to purchase shares of the Company's common stock are granted at a price not less than 100% of the estimated market price on the date granted. Options generally may be exercised six months after the date granted and expire ten years after being granted except to stockholders who own greater than 10% of the outstanding shares of the Company, which options expire 5 years after being granted. Options granted are vested on a three-year vesting schedule, one-third each year. Should an employee terminate before the vesting period has ended the Company has the right to repurchase the non-vested shares. At December 31, 2002 and 2001, the Company had granted 1,815,045 and 1,701,387 options, respectively, and with weighted average prices per share of $0.154 and $0.095, respectively.

                                                                   Weighted
                                                                   Average
                                                      Options      Exercise
                                                    Outstanding    Price
                                                   ------------- -------------

      Outstanding at December 31, 2000                1,526,250  $      0.042
      Shares granted to employees                       177,887         0.548
      Shares surrendered                                 (2,750)        0.081

      Outstanding at December 31, 2001                1,701,387         0.095
      Shares granted to employees                       225,150         0.906
      Shares surrendered                               (111,492)        0.781
                                                   ------------- -------------

      Outstanding at December, 31, 2002               1,815,045  $      0.154



Note 8 - Retirement plan

The Company has implemented a 401(k) employee retirement plan. Under the terms of the plan, participants may elect to contribute a portion of their compensation, generally up to 60%, to the plan. The Company matches contributions up to 100% of the first 3% of participant's compensation contributed to the plan and 50% of the next 2%. Employees are eligible to participate in the plan after three months of service as defined by the plan. For the year ended December 31, 2002 and 2001, the Company made matching contributions totaling $90,823 and $79,745, respectively.


Note 9 - Subsequent event (dated March 20, 2003)

The Company entered into offer to purchase 3,000,000 shares of the outstanding
common stock of Interact Devices, Inc. (Interact   see Note 3) on March 20,
2003, for $3,000,000. With the execution of the offer, the Company paid $40,000 to the sellers with the agreement to pay an additional $260,000 on or before June 18, 2003, subject to the satisfactory completion of due diligence by the Company. Upon the satisfactory completion of the due diligence the Company is to issue promissory notes to the sellers due on or before June 18, 2004, in the amount of $2,700,000. Should the Company not make any payments when due, the agreement shall expire and all amounts paid will be forfeited. After completion of the purchase agreement the Company will own approximately 33% of the outstanding voting common stock of Interact. In addition, if the purchase agreement is completed, the Company will control through a voting trust approximately 60% of the outstanding voting common stock of Interact until June 18, 2004, when the voting trust will be dissolved.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table sets forth, as of October 31, 2003, the beneficial ownership of the Company's common stock by (i) each person known by the Company to own5% or more of the common stock, (ii) each director and executive officer of the Company, and (iii) all directors and executive officers of the Company, as a group.

The following table gives effect to the issuance of shares of the common stock pursuant to the Subsequent Issuance, on a pre-Reverse Split basis, even though the Subsequent Issuance will not be effected until after the Special Meeting and the Reverse Split.

______________________________________________________________________________

      Title of   Name                           Amount           Percent
      Class      and Address                    and Nature of    of Class
                 of Beneficial                  Beneficial
                 Owner                          Ownership(1)
_____________________________________________________________________________
      Common     Broadcast International, Ltd.    73,756,950     41.1%
                 PO Box 267
                 Leeward Highway
                 Providenciales
                 Turks and Caicos Islands

      Common     Rodney M. Tiede(2)               39,738,600     22.1%

      Common     Renea Hambly(2) (3)              17,297,062      9.3%

      Common     Kenneth Moore(2)(4)              17,250,460      9.3%

      Common     Randy Turner(2)(4)               15,160,680      8.2%

      Common     Reed L Benson(2)(5)               6,860,890      3.8%

      Common     All directors and
                 executive officers               61,760,170     33.4%
                 as a group (3 persons)

(1) This table represents beneficial ownership of the named parties after giving effect to the Subsequent Issuance. Without giving effect to the Subsequent Issuance, the shares beneficially owned by all of the named parties aggregated 78.0% of the issued and outstanding common stock. Following the Subsequent Issuance, the aggregate ownership of the named parties will total 93.8%. All share amounts are included on a pre-Reverse Split basis.

(2) The address for each named individual is the Company's address at 7050 Union Park Ave #600, Salt Lake City, Utah 84047, and all named individuals are employees of the Company.

(3) Includes presently exercisable options to acquire a total of 5,127,162 shares of common stock held by Ms. Hambly and her spouse.

(4) Includes presently exercisable options to acquire 5,080,560 shares of common stock held by each of Mr. Moore and Mr. Turner.

(5) Mr. Benson and his spouse own a 40% equity interest in a limited liability company that owns all of the shares included. Mr. Benson is the manager of the limited liability company and, as such, has voting and investment
    power with respect to all such shares.   Mr. Benson disclaims beneficial
    ownership of all such shares except to the extent of his equity interest therein.


              MARKET FOR THE COMPANY'S COMMON STOCK

     The Company's common stock is traded on the OTC Bulletin Board under the symbol "LSER."

     Since its inception, no dividends have been paid on the Company's common stock. The Company intends to retain any earnings for use in its business activities, so it is not expected that any dividends on the common stock will be declared and paid in the foreseeable future.

     As of the date of this Information Statement, there were approximately 188 holders of record of the Company's Common Stock.

                    DESCRIPTION OF SECURITIES

     The Company's Articles of Incorporation authorize the issuance of a total of 40,000,000 shares of common stock, par value .05 per share, of which all 40,000,000 shares are issued and outstanding and 10,000,000 shares of preferred stock, no par value, of which no shares are outstanding. The shares of common stock have no preemptive or other subscription rights, have no conversion rights, and are not subject to redemption. The holders of shares of common stock are entitled to one vote for each share held. The common stock has non-cumulative voting rights.

     Pursuant to the Exchange Agreement, the Company assumed the outstanding stock options of BI granted to employees of BI. Accordingly, the Company has granted options to acquire up to 31,988,050 shares (pre-Reverse Split) of common stock to such employees at various exercise prices ranging from $.002 to $6.00 per share (pre-Reverse Split).

  PROPOSAL TO AMEND THE ARTICLES OF INCORPORATION OF THE COMPANY

General

     At the Special Meeting, the shareholders of the Company will be asked to adopt and approve an amendment to the Articles of Incorporation of the Company
in the form attached hereto as Exhibit A (the "Articles of Amendment").   The
Articles of Amendment change the name of the Company to "Broadcast International, Inc." and effect the 10:1 Reverse Split of the Company's common stock.

Vote Required

     The affirmative vote of a majority of the issued and outstanding shares of common stock is required to approve the Articles of Amendment. The Board of Directors believes the Articles of Amendment are in the best interests of the Company and its shareholders and recommends that shareholders vote "FOR" the proposal. Notwithstanding such recommendation, however, the former shareholders of BI, including management of the Company, own more than a majority of the issued and outstanding shares of common stock and have indicated their intention to vote in favor of the proposal, thereby assuring approval and adoption of the Articles of Amendment.


             ADDITIONAL INFORMATION AND OTHER MATTERS

     Additional information regarding the proposal to be acted on by the shareholders, including copies of the Exchange Agreement, will be available at
the Special Meeting.   Any of such information is available prior to the
Special Meeting upon request.

     Management of the Company knows of no other matters that will be brought before the Special Meeting. If any other matters are properly brought before the Special Meeting, such matters will be considered and the shareholders present will act on such matters in accordance with their own judgment.